Exhibit 1

Annual General Meeting of Holders of Trust Units

To be Held on Wednesday, April 12, 2006

NOTICE OF ANNUAL GENERAL MEETING AND
INFORMATION CIRCULAR AND PROXY STATEMENT

February 28, 2006

NOTICE OF ANNUAL GENERAL MEETING OF UNITHOLDERS
To Be Held On
Wednesday, April 12, 2006

NOTICE IS HEREBY GIVEN that the annual general meeting (the "Meeting") of the holders (the "Unitholders") of trust units ("Trust Units") of ENERPLUS RESOURCES FUND (the "Fund") will be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Wednesday, April 12, 2006 at 10:00 a.m. (Calgary time) for the following purposes:

1.	to receive the consolidated financial statements of the Fund for the year ended December 31, 2005, together with the auditors' report on those statements;

2.	to nominate the directors of EnerMark Inc.;

3.	to appoint the auditors of the Fund;

4.	to transact any other business which may properly come before the Meeting.

The specific details of the matters proposed to be put before the Meeting and the text of certain of the resolutions proposed are set forth in the Information Circular and Proxy Statement that accompanies this Notice.

Every registered holder of Trust Units at the close of business on February 22, 2006 is entitled to receive notice of and vote its Trust Units at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date is entitled to vote at the Meeting or any adjournment thereof.

The quorum for this Meeting is two or more individuals present in person or by proxy representing at least 5% of the outstanding Trust Units.

If unable to attend the Meeting in person, Unitholders are requested to complete, sign, date and return the accompanying form of proxy or voting instruction form (each referred to as a "Form of Proxy") in the envelope provided, or vote by telephone or the internet in accordance with the instructions that may be included in the Form of Proxy. Non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided or by appointing themselves as proxy on the internet by following the instructions that may be included in the Form of Proxy. To be used at the Meeting, the Form of Proxy must be received (either directly or through a Unitholder's broker or other intermediary) by CIBC Mellon Trust Company at 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, not less than 24 hours (excluding Saturdays, Sundays or statutory holidays) before the Meeting or any adjournment(s) thereof. Further instructions with respect to attending the Meeting or voting by proxy are provided in the Form of Proxy and in the Information Circular and Proxy Statement accompanying this Notice.

Dated at Calgary, Alberta this 28th day of February, 2006.
By order of the Board of Directors of
ENERMARK INC., on behalf of
ENERPLUS RESOURCES FUND

"David A. McCoy"
David A. McCoy
Vice President, General Counsel
& Corporate Secretary

INFORMATION CIRCULAR AND PROXY STATEMENT

Solicitation of Proxies

This Information Circular and Proxy Statement (the "Information Circular") is furnished in connection with the solicitation of proxies by Enerplus Resources Fund (the "Fund" and, together with its subsidiaries, "Enerplus") for use at the annual general meeting (the "Meeting") of the holders (the "Unitholders") of trust units (the "Trust Units") of the Fund to be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Wednesday, April 12, 2006, commencing at 10:00 a.m. (Calgary time) for the purposes set forth in the Notice of Annual General Meeting of Unitholders (the "Notice of Meeting") accompanying this Information Circular. Solicitation of proxies may be made through the mail, by telephone or in person by management of Enerplus, who will not be remunerated for such solicitations. The costs incurred in the solicitation of proxies and in the preparation and mailing of this Information Circular will be borne by Enerplus.

Notice to Beneficial Holders of Trust Units

The information set forth in this section is of significant importance to many Unitholders of the Fund, as a substantial number of the Unitholders do not hold Trust Units in their own name. Unitholders who do not hold their Trust Units in their own name (referred to herein as "Beneficial Unitholders") should note that only proxies deposited by Unitholders whose names appear on the records of the Fund as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If the Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Fund. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominees for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the brokers/nominees are prohibited from voting Trust Units for their clients. Enerplus does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of securityholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications ("ADP"). ADP typically mails a scannable "voting instruction form" in lieu of the form of proxy. Beneficial Unitholders are requested to complete and return the voting instruction form to ADP by mail or facsimile. Alternatively, Beneficial Unitholders can call a toll-free telephone number or access ADP's dedicated voting website (each as noted on the voting instruction form) to deliver their voting instructions and vote the Trust Units held by them. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a voting instruction form cannot use that voting instruction form to vote Trust Units directly at the Meeting as the voting instruction form must be returned as directed by ADP well in advance of the Meeting in order to have the Trust Units voted. Beneficial Unitolders who receive forms of proxies or voting materials from organizations other than ADP should complete and return such forms of proxies or voting materials in accordance with the insructions on such materials in order to properly vote their Trust Units at the Meeting.

Beneficial Unitholders who intend to attend the Meeting in person should read "Appointment and Revocation of Proxies" below.

Appointment and Revocation of Proxies

A form of proxy or voting instruction form (each referred to as a "Form of Proxy") accompanies the Notice of Meeting and this Information Circular. The persons named in the Form of Proxy are officers of EnerMark Inc. ("EnerMark") a wholly owned subsidiary of the Fund. A person or corporation submitting the proxy has the right to appoint a person (who does not have to be a Unitholder) to be their representative at the Meeting, other than the persons designated in the Form of Proxy furnished by Enerplus. Such appointment may be exercised by inserting the name of the appointed representative in the blank space provided for that purpose. If they cannot attend the Meeting in person, Unitholders are requested to complete, sign, date and return the accompanying Form of Proxy in the envelope provided, or vote by telephone or the internet in accordance with the instructions that may be included in the Form of Proxy. Non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided or by appointing themselves as proxy on the internet by following the instructions that may be included in the Form of Proxy. A Form of Proxy will not be valid unless it is completed and received (either directly or through a Unitholder's broker or other intermediary) by CIBC Mellon Trust Company, 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, at least 24 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting or any adjournment(s) thereof or to the Chairman at the Meeting.

A Unitholder who has given a proxy may revoke it by depositing an instrument in writing executed by such Unitholder (or by an attorney duly authorized in writing) or, if such Unitholder is a corporation, by any duly authorized officer or attorney of the corporation, either at the offices of CIBC Mellon Trust Company described above at any time up to and including the close of business on the last business day preceding the Meeting or any adjournment(s) thereof, or with the Chairman of the Meeting on the day thereof or any adjournment(s) thereof.

Exercise of Discretion by Proxies

The persons named in the enclosed Form of Proxy will, if the instructions are clear, vote the Trust Units represented by that Form of Proxy, and where a choice with respect to any matter to be acted upon has been specified in the Form of Proxy, the Trust Units will be voted in accordance with those instructions. If no specification has been made in any Forms of Proxy received by Enerplus, the Trust Units represented by those Forms of Proxy will be voted FOR each matter for which no specification has been made.

The enclosed Form of Proxy confers discretionary authority on the persons appointed with respect to amendments or variations of matters identified in the Notice of Meeting or other matters that may properly come before the Meeting. At the time of printing this Information Circular, management of Enerplus is not aware of any such amendments, variations or other matters.

Trust Units and Principal Holders of Trust Units

As at February 28, 2006, there were 117,732,197 Trust Units issued and outstanding, and the registered holders of Trust Units at the close of business on February 22, 2006 are entitled to attend and vote at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date shall be entitled to vote at the Meeting or any adjournment thereof.

To the best of the knowledge of the directors and executive officers of Enerplus, no person beneficially owns, directly or indirectly, or exercises control or direction over, Trust Units carrying more than 10% of the voting rights attached to the issued and outstanding Trust Units which may be voted at the Meeting. The information as to Trust Units beneficially owned, not being within the knowledge of Enerplus, has been derived from sources available to Enerplus.

MATTERS TO BE ACTED UPON AT THE MEETING

1.    Presentation of Financial Statements

The consolidated financial statements of the Fund for the year ended December 31, 2005, together with the auditors' report on those statements, have been included in the Fund's 2005 Annual Report and have been mailed to the Unitholders who have requested such materials together with this Information Circular. A copy of these financial statements is also available through the internet on the Fund's SEDAR profile at www.sedar.com.

2.    Nomination of Directors of EnerMark Inc.

The directors of EnerMark are responsible for the governance and the administration of the business and affairs of Enerplus. Pursuant to the governing documents of Enerplus, the Unitholders are entitled to nominate the directors of EnerMark, following which the Fund, as the holder of all of the shares of EnerMark, will vote those shares to elect the directors that have been nominated by the Unitholders. The term of office for each director is from the date at which he or she is elected until the next annual meeting of Unitholders or until a successor is elected or appointed. At the Meeting, a total of nine individuals are proposed to be nominated by the Unitholders as directors of EnerMark. It is the intention of the persons named in the enclosed Form of Proxy, if not directed to the contrary in the Form of Proxy, to vote those proxies in favour of the nomination of the persons specified below. Management does not contemplate that any of the nominees will be unable to serve as a director, but should that circumstance arise for any reason prior to the Meeting, the persons named in the enclosed Form of Proxy reserve the right to vote for another nominee at their discretion.

The name, residence, date of appointment, principal occupation and number of Trust Units beneficially owned, directly or indirectly, or over which control or direction is exercised, with respect to each of the nine nominees as directors of EnerMark is set forth below:

Name and Residence	Director Since	Principal Occupation	Trust Units Beneficially Owned(7)
Edwin Dodge(3)(4)(6) Calgary, Alberta, Canada	May 2004	Corporate Director	3,000
Gordon J. Kerr Calgary, Alberta, Canada	May 2001	President and Chief Executive Officer of EnerMark Inc.	38,105
Douglas R. Martin(1) Calgary, Alberta, Canada	July 2000	President of Charles Avenue Capital Corp. (a private merchant banking company)	6,070
Robert Normand(2)(4) Rosemere, Québec, Canada	June 2001	Corporate Director	4,116
Glen D. Roane(2)(4) Canmore, Alberta, Canada	June 2004	Corporate Director	3,000
W.C. (Mike) Seth(3)(5) Calgary, Alberta, Canada	September 2005	Chairman of McDaniel & Associates Consultants Ltd. (an independent petroleum engineering consulting firm)	3,000
Donald T. West(5)(6) Calgary, Alberta, Canada	April 2003	Businessman	2,610

Name and Residence	Director Since	Principal Occupation	Trust Units Beneficially Owned(7)
Harry B. Wheeler(2)(5) Calgary, Alberta, Canada	January 2001	President of Colchester Investments Ltd. (a private investment firm)	229,191
Robert L. Zorich(3)(6) Houston, Texas, U.S.A.	January 2001	Managing Director of EnCap Investments L.P. (a private firm which provides equity financing to the oil and gas industry)	8,843

Notes:
(1) Chairman of the board of directors and ex officio member of all committees of the board of directors.
(2)	The Audit and Risk Management Committee is comprised of Robert Normand as Chairman, Glen D. Roane and Harry B. Wheeler .
(3)	The Corporate Governance and Nominating Committee is comprised of Robert L. Zorich, as Chairman, Edwin Dodge and W.C. (Mike) Seth.
(4)	The Compensation and Human Resources Committee is comprised of Glen D. Roane, as Chairman, Robert Normand and Edwin Dodge.
(5)	The Reserves Committee is comprised of Harry B. Wheeler, as Chairman, W.C. (Mike) Seth and Donald T. West.
(6)	The Environment, Health and Safety Committee is comprised of Donald T. West as Chairman, Edwin Dodge and Robert L. Zorich.
(7)
As of February 22, 2006 and as disclosed by each individual director. These numbers do not include the number of incentive rights held by such directors under the Fund's Trust Unit Rights Incentive Plan, as disclosed under "Executive Compensation".

The principal occupations of Mr. W.C. (Mike) Seth (being the sole director nominee who has not previously been nominated by Unitholders) for the past five years are as follows:

W.C. (Mike) Seth. In addition to acting as a director of EnerMark, Mr. Seth has been the Chairman of McDaniel & Associates Consultants Ltd. ("McDaniel"), a Calgary-based petroleum engineering consulting firm, since July 2005. Prior to his appointment as Chairman, Mr. Seth was the President and Managing Director of McDaniel since 1989. Mr. Seth holds a BA Sc. Mechanical Engineering from the University of British Columbia. Mr. Seth joined the board of directors of EnerMark in September 2005.

3.    Appointment of Auditors

At the Meeting, Unitholders will be asked to appoint Deloitte & Touche LLP, Chartered Accountants, as auditors of the Fund until the next annual general meeting of Unitholders at a remuneration to be fixed by the directors of EnerMark upon the recommendation of EnerMark's Audit and Risk Management Committee. Deloitte & Touche LLP are currently the auditors of the Fund and were first appointed auditors of the Fund effective July 3, 2002.

Certain information regarding Enerplus' Audit and Risk Management Committee, including the fees paid to the Fund's auditors in the last two fiscal years, that is required to be disclosed in accordance with Multilateral Instrument 52-110 of the Canadian Securities Administrators is contained in the Fund's annual information form for the year ended December 31, 2005, an electronic copy of which is available on the internet on the Fund's SEDAR profile at www.sedar.com. Additionally, certain information regarding the Audit and Risk Management Committee is contained in this Information Circular under the heading "Statement of Corporate Governance Practices - Audit and Risk Management Committee".

EXECUTIVE COMPENSATION

Background and Summary Compensation Table

Outlined below is a description of the compensation earned by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of EnerMark, together with the three other senior executive officers of EnerMark who received the highest compensation for services performed for Enerplus (collectively, the "Named Executive Officers") in the last three years. Prior to April 23, 2003, all of Enerplus' management functions were performed by Enerplus Global Energy Management Company ("EGEM") and its predecessors pursuant to a management agreement between Enerplus and EGEM. However, on April 23, 2003, these external management arrangements were effectively eliminated as the Fund, through a wholly owned subsidiary, acquired all of the shares of EGEM from an affiliate of El Paso Corporation (the "Management Internalization"). As a result of the Management Internalization, all of the executive officers and employees who managed and administered the business and affairs of Enerplus through EGEM became directly employed and compensated by a wholly owned subsidiary of the Fund and are currently employed and compensated by EnerMark, the primary operating subsidiary of the Fund. The information for 2003 includes all compensation earned by the Named Executive Officers in 2003 for services provided to the Fund in that year, including compensation for which Enerplus reimbursed EGEM prior to the Management Internalization. All dollar amounts under the heading "Executive Compensation" in this Information Circular are in Canadian dollars.

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long-Term Compensation			All Other Compensation(4) ($)
					Awards		Payouts
	Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation ($)	Securities under Rights Granted (#)	Units Subject to Resale Restrictions(2) ($)	LTIP Payouts(3) ($)
Gordon J. Kerr President and Chief Executive Officer	2005 2004 2003	$450,000 $387,500 $352,000	$500,000 $600,000 $440,000	$30,100 $26,355 $29,975	40,000 40,000 40,000	$650,000 N/A N/A	$1,095,851 N/A N/A	$36,000 $436,908 $440,711
Robert J. Waters Senior Vice President and Chief Financial Officer	2005 2004 2003	$265,980 $245,960 $229,280	$335,000 $285,000 $210,000	$25,994 $23,921 $24,919	30,000 30,000 30,000	$325,000 N/A N/A	$659,146 N/A N/A	$21,278 $225,462 $227,489
Garry A. Tanner Senior Vice President and Chief Operating Officer	2005 2004 2003	$313,938 $291,875 $278,437	$500,000 $350,000 $225,000	$24,715 $23,849 $25,487	30,000 30,000 90,000	$425,000 N/A N/A	$659,146 N/A N/A	$277,015 $277,075 $774,267
Ian C. Dundas Senior Vice President, Business Development	2005 2004 2003	$245,000 $217,500 $202,500	$400,000 $275,000 $175,000	$24,453 $20,813 $22,431	30,000 50,000 25,000	$350,000 N/A N/A	$659,146 N/A N/A	$19,600 $394,526 $180,096
Heather J. Culbert Senior Vice President, Corporate Services	2005 2004 2003	$220,195 $221,470 $210,835	$200,000 $200,000 $160,000	$23,978 $22,795 $23,509	30,000 30,000 30,000	N/A N/A N/A	$659,146 N/A N/A	$17,616 $208,734 $211,033

Notes:
(1)
This column reflects only the cash component of the bonus award. In 2005, a portion of the bonus to certain Named Executive Officers was paid in the form of notional restricted Trust Unit awards (see "-- Restricted Trust Unit Awards" below) which is reflected in the column entitled "Units Subject to Resale Restrictions".

(2)
The compensation in this column includes a grant of notional restricted Trust Units made in 2005 and a portion of the bonus earned by the Named Executive Officer in 2005 that will be paid in the form of notional restricted Trust Units. For additional information on the date of vesting and the treatment of monthly distributions paid on these notional restricted Trust Units and the value (as of December 31, 2005) of grants made October 13, 2005, see "-- Restricted Trust Unit Awards" below.

(3)	These payments were made in the form of Trust Units purchased by Enerplus on the Toronto Stock Exchange during December 2005 for the benefit of the Named Executive Officers.
(4)
The compensation in this column includes retention bonuses earned by each of the Named Executive Officers in 2004 and 2003, as applicable, in connection with the Management Internalization, as well as compensation paid to each of the Named Executive Officers pursuant to EnerMark's employee Trust Unit purchase plan. With respect to Garry A. Tanner, the amount for 2003 also includes a performance based incentive payment related to Mr. Tanner's appointment as Chief Operating Officer of EnerMark effective January 1, 2003. Mr. Tanner also received $251,900 of additional performance-based incentive payments in 2005. With respect to Ian C. Dundas, the amount for 2004 includes a payment for the value of certain stock options realized in his capacity as a director of an unrelated corporation, the value of which Mr. Dundas had previously relinquished to Enerplus.

Trust Unit Rights Incentive Plan

On June 21, 2001, following receipt of Unitholder approval, the Fund adopted a Trust Unit rights incentive plan (the "Incentive Plan") pursuant to which rights to acquire Trust Units (the "Incentive Rights") may be granted to the directors, officers, employees and service providers of Enerplus. The Incentive Plan was amended in both 2003 and 2005 and those amendments were approved by the Fund's Unitholders at the 2003 and 2005 annual general and special meetings of Unitholders, respectively. The purpose of the Incentive Plan is to provide effective long-term incentives to the recipients of Incentive Rights and reward them on the basis of the long-term trading price and distributions paid on the Trust Units, which reflect the total return to the Fund's Unitholders. The Incentive Plan is currently the only securities based compensation arrangement pursuant to which securities may be issued from treasury of the Fund that has been adopted by Enerplus. The material terms of the existing Incentive Plan are described below.

The Incentive Plan permits the board of directors of EnerMark (the "Board of Directors" or the "Board") to issue Incentive Rights to any director, officer, employee or service provider of Enerplus as the Board of Directors may determine, provided that, in the case of a service provider, such service provider has been engaged by Enerplus to provide services for an initial, renewable or extended period of twelve months or more and provides such services on an ongoing basis throughout the term of the Incentive Right. The Incentive Plan provides that, at all times, 5% of the issued and outstanding Trust Units (on a non-diluted basis) will be reserved and available for issuance upon the exercise of Incentive Rights. This 5% maximum is an "evergreen" provision whereby a number of Trust Units equivalent to the number of Incentive Rights that have been exercised, terminated, cancelled or expired are immediately re-reserved for issuance under the Incentive Plan and available for future issuances. As of February 28, 2006, there were 2,501,515 Incentive Rights outstanding, representing 2.1% of the 117,732,197 issued and outstanding Trust Units, leaving 3,385,095 Trust Units (2.9% of the issued and outstanding Trust Units) reserved and available for issuance upon the exercise of Incentive Rights that may be granted in the future.

The maximum number of Incentive Rights (and corresponding Trust Units reserved for issuance upon exercise of such Incentive Rights) that any one person and that insiders of the Fund as a whole may receive under Incentive Plan, together with any other securities based compensation arrangement, is 5% of the issued and outstanding Trust Units (on a non-diluted basis) at the date of the grant of the Incentive Right. The maximum number of Incentive Rights (and corresponding Trust Units reserved for issuance upon the exercise of such Incentive Rights) that may be reserved for issuance to "outside" or non-management directors of Enerplus under the Incentive Plan, together with any other securities based compensation arrangement, is 0.25% of the issued and outstanding Trust Units (on a non-diluted basis) at the time of the grant. No Incentive Rights have been granted to the independent, non-management directors of EnerMark since June 6, 2003.

The original exercise price of the Incentive Rights at the time of grant must be no less than the closing price of the Trust Units on the TSX on the last business day prior to the approval of the granting of the Incentive Right by the Board of Directors. However, for Incentive Rights granted prior to April 23, 2003, the original exercise price either will automatically be adjusted downwards (in the case of holders of Incentive Rights who are not directors or officers of Enerplus) or adjusted downwards at the election of the holder (in the case of a holder who is a director or officer of Enerplus). For Incentive Rights granted after April 23, 2003, the original exercise price will be adjusted downward at the election of the holder. As a result of certain U.S. tax rules, the exercise price of Incentive Rights held by U.S. holders may not be adjusted downward. The downward adjustment occurs once the Fund's distributions to Unitholders exceed 10% of the net property, plant and equipment account on Enerplus' balance sheet, on a per unit basis, in a calendar year (adjusted as to 2.5% of the net property, plant and equipment, on a per unit basis, at the end of each calendar quarter), following which the exercise price of the Incentive Rights either may or will (as stated above) be reduced by a corresponding per unit amount. In certain circumstances, it is more advantageous to use the original exercise price rather than the downward-adjusted exercise price as using the downward-adjusted price may increase the tax rate applicable to the exercise of the Incentive Right.

Under the Incentive Plan, the Board of Directors has the power to determine the time at which an Incentive Right will expire and the time or times when Incentive Rights will vest and become exercisable. The Incentive Plan states that the period during which an Incentive Right is exercisable will generally expire at the end of the third calendar year following the year in which the Incentive Right has vested. Although not prescribed in the Incentive Plan, the Board of Directors has historically provided for gradual vesting periods for each grant of Incentive Rights, in proportions determined by the Board of Directors, with the first portion vesting on the date that is one year after the date of grant, another portion vesting on the second anniversary of the date of grant and a final portion vesting on the third anniversary of the date of grant. However, the Incentive Plan states that Incentive Rights issued to directors are not exercisable prior to one year after the date of grant.

An Incentive Right is personal to the grantee and is non-transferable and non-assignable. The Incentive Plan does not provide for or contemplate the provision of financial assistance to facilitate the exercise of Incentive Rights and the issuance of Trust Units. If the employment or appointment of an Incentive Rights holder with Enerplus is terminated by either party for any reason other than termination for cause or, generally, the voluntary resignation of the holder (in which cases the Incentive Rights expire immediately upon the holder ceasing to provide active services to Enerplus), the Incentive Rights held by such individual must be exercised within 90 days of the later of the date of notice of such termination or the date on which the holder ceased to actively provide services to Enerplus.

The Incentive Plan contains standard adjustment and anti-dilution provisions for changes in the capital structure of the Fund. If the Fund is merged into or amalgamated with any other entity, or the Fund sells all or substantially all of its assets, and as a result of such transactions the Unitholders would receive securities of another issuer in substitution for the Trust Units, the Incentive Rights would be modified so that the holder would receive that number of securities of the successor issuer that he or she would have received as a result of such merger, amalgamation or sale if the holder had exercised the Incentive Rights to purchase Trust Units immediately prior to the transaction. Additionally, if a take-over bid that is not exempt from the take-over bid requirements of the Securities Act (Alberta) is made for the Trust Units, holders of Incentive Rights have the right to immediately exercise all unexercised Incentive Rights held by such holder, whether vested or not at such time, in order to tender such Trust Units to the take-over bid. If such Trust Units are not tendered to or taken up under the bid, any Trust Units so acquired by the holder of the exercised Incentive Rights are deemed to be cancelled and returned to the Fund and the Incentive Rights and the consideration paid by the holder to exercise such Incentive Rights will be returned to the holder.

The Incentive Plan states that the Board of Directors may suspend or discontinue the Incentive Plan at any time and may not amend the Incentive Plan or an Incentive Right granted under the Incentive Plan without Unitholder approval except in respect of the following matters: (a) to correct a clerical or typographical error; (b) the vesting of Incentive Rights granted under the Plan; (c) the termination provisions of an Incentive Right granted pursuant to the Plan which does not entail an extension beyond the original expiry date of such Incentive Right; (d) to avoid inconsistency with, or to amend provisions that would subject a holder of Incentive Rights to unfavourable tax treatment under, the Income Tax Act (Canada) or other applicable tax laws; and (e) the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying Trust Units from the number reserved for issuance under the Incentive Plan (which would generally only be used where the Incentive Rights were required to be exercised in the context of a merger or acquisition of the Fund by a third party).

The Incentive Plan (and any proposed future amendments to the Incentive Plan) is subject to such future approvals of the Unitholders and applicable stock exchanges as may be required by the terms of the Incentive Plan or applicable stock exchanges from time to time. As a result of implementing an "evergreen" 5% maximum number of Trust Units reserved for issuance under the Incentive Plan, the Toronto Stock Exchange (the "TSX") requires that the approval of all unallocated Incentive Rights under the Incentive Plan to be sought by Enerplus every three years from a majority of Enerplus' directors (as well as a majority of Enerplus' unrelated, non-management directors) and the Unitholders. Any amendment to the Incentive Plan is subject to the prior approval of the TSX and the New York Stock Exchange (the "NYSE"), and no amendment to, or suspension or discontinuance of, the Incentive Plan may be made to the Incentive Plan or an Incentive Right granted under the Incentive Plan that would alter or impair any previously granted Incentive Rights, without the prior consent of the holder.

As of December 31, 2005 there were a total of 2,621,377 Incentive Rights outstanding at exercise prices ranging from $20.31 to $56.93 with a weighted average exercise price of $44.03 ($42.80 after giving effect to the downward adjustments to the exercise prices) and expiration dates ranging from December 31, 2006 to December 31, 2011. As of December 31, 2005, a total of 642,924 of these outstanding Incentive Rights were exercisable, with an average exercise price of $34.98 ($32.46 after giving effect to the downward adjustments to the exercise prices). For additional information regarding the Incentive Plan and outstanding Incentive Rights as at December 31, 2005, see Note 10 to the Fund's audited consolidated financial statements for the year ended December 31, 2005.

A summary of the Incentive Rights granted to the Named Executive Officers pursuant to the Incentive Plan during the most recently completed financial year is contained in the following table.

Trust Unit Incentive Rights Granted During the Most Recently Completed Financial Year

Name	Trust Units Under Incentive Rights Granted	% of Total Incentive Rights Granted to Employees in Financial Year	Exercise Price ($/Trust Unit)(1)	Market Value of Trust Units Underlying Incentive Rights on the Date of Grant ($/Trust Unit)	Expiration Date(2)
Gordon J. Kerr	40,000	3.55%	$56.93	$56.93	December 31, 2009 to December 31, 2011
Robert J. Waters	30,000	2.67%	$56.93	$56.93	December 31, 2009 to December 31, 2011
Garry A. Tanner	30,000	2.67%	$56.93	$56.93	December 31, 2009 to December 31, 2011
Ian C. Dundas	30,000	2.67%	$56.93	$56.93	December 31, 2009 to December 31, 2011
Heather J. Culbert	30,000	2.67%	$56.93	$56.93	December 31, 2009 to December 31, 2011

Notes:
(1)	Except as otherwise noted, the exercise price of the Incentive Rights has not been reduced in accordance with the Incentive Plan. The first eligible exercise price reduction date is April 2, 2006.
(2)
Except as otherwise noted, approximately one-third of the Incentive Rights are scheduled to vest on December 9, 2006 and expire on December 31, 2009, one-third of the Incentive Rights are scheduled to vest on December 9, 2007 and expire on December 31, 2010, and one-third of the Incentive Rights are scheduled to vest on December 9, 2008 and expire on December 31, 2011.

The following table sets out for the Named Executive Officers (i) the value of all Incentive Rights exercised during the financial year ended December 31, 2005, calculated as the difference between the closing price of the Trust Units on the TSX on the date of exercise and the exercise price of the Incentive Rights at the time of exercise, and (ii) the number and value of unexercised Incentive Rights as at December 31, 2005 calculated as the difference between the $55.86 closing price of the Trust Units on the TSX on December 31, 2005 and the exercise price of the Incentive Rights at December 31, 2005 (assuming the holder of the Incentive Rights has elected to utilize the downward-adjusted exercise price).

Aggregated Trust Unit Incentive Rights Exercised
During the Most Recently Completed Financial Year
and Financial Year-End Value of Incentive Rights

Name	Trust Units Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Incentive Rights at Year-End (#) (Exercisable/Unexercisable)	Value of Unexercised in-the-Money Incentive Rights at Year-End ($) (Exercisable/Unexercisable)
Gordon J. Kerr	40,136	$686,382	40,000 / 79,600	$938,108 / $700,656
Robert J. Waters	26,768	$487,473	30,000 / 59,700	$703,581 / $525,492
Garry A. Tanner	25,200	$378,240	20,100 / 74,700	$370,644 / $1,002,792
Ian C. Dundas	18,400	$301,025	38,350 / 68,050	$871,878 / $693,789
Heather J. Culbert	26,968	$445,301	30,000 / 59,700	$703,581 / $525,492

Long-Term Incentive Plan

Enerplus has implemented a long-term incentive plan for its executive officers, entitled the "Executive Full Value Unit Plan" (the "FVUP"). This plan is intended to further align the long-term interests of the executive officers of Enerplus with those of the Unitholders by rewarding participants on the basis of the Fund's performance over a three year period. The actual level of compensation paid out in a particular year pursuant to the FVUP will depend entirely on the "total return" realized on Enerplus' Trust Units over a trailing three calendar year period and the "relative performance" of the Fund to a peer group over that same period, with each given an equal weighting. As a result, the actual payments made to Enerplus' executives pursuant to the FVUP may be greater or less than the notional value of the "units" awarded to the executives at the time of grant.

The "total return" over a three calendar year period is calculated by dividing the total of the cash distributions received during the three years plus the total Trust Unit price appreciation (or depreciation) during the period by the Trust Unit price at the beginning of the relevant three year performance period, using the ten day weighted average trading price in each case. The "relative performance" is measured as the Fund's ranking, by way of "total return" over the period as described above in relation to a peer group of the eight largest Canadian oil and gas trusts at the time of grant, including the Fund.

Once a three year performance period has been completed, the compensation payable pursuant to the applicable grant is calculated, and the amount vests and is paid to the executive on December 31 of the following year, provided the executive is still actively employed by Enerplus on the payment date. The FVUP provides for acceleration of payments to an executive if he or she is terminated without just cause or the executive terminates his or her employment with Enerplus following a change of control of the Fund and the occurrence of certain events (as described under "Executive Employment Agreements" below). As an inducement for executives to increase their exposure to the Fund's Trust Units, thereby creating further alignment to Unitholders, the executive may choose to receive all or a portion of their FVUP payment in the form of Trust Units. An election by the executive to be paid in Trust Units will entitle the executive to receive an additional 0.25 times matching of Trust Units from the Fund, all of which must be held for a minimum period of one year or until termination of employment. Any Trust Units paid pursuant to the FVUP will be purchased on the Toronto Stock Exchange and will not be issued from treasury.

Awards granted under the FVUP in 2003, which had a performance period of January 1, 2002 to December 31, 2004, were paid on December 31, 2005: see the "LTIP Payouts" column in the "Summary Compensation Table" above. The following awards were made to the Named Executive Officers pursuant to the FVUP in 2005:

Long-Term Incentive Plan - Awards in Most Recently Completed Financial Year

Name	Full Value Units(1)	Period Until Maturation or Payout	Estimated Future Payouts Under Non-Securities-Price-Based Plans(2)
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Gordon J. Kerr	20,143	December 31, 2008	N/A	N/A	N/A
Robert J. Waters	7,942	December 31, 2008	N/A	N/A	N/A
Garry A. Tanner	11,257	December 31, 2008	N/A	N/A	N/A
Ian C. Dundas	7,482	December 31, 2008	N/A	N/A	N/A
Heather J. Culbert	4,118	December 31, 2008	N/A	N/A	N/A

Note:
(1)
The number of Full Value Units awarded is based on a targeted dollar amount divided by the weighted average trading price of the Trust Units on the TSX for the ten days prior to the commencement of the applicable performance period, being $43.44 for the last ten trading days of 2004 for grants made in 2005.

(2)
Estimated future payouts are not determinable as the final payment is based on a formula that considers the total return on the Trust Units and the Fund's relative performance to a peer group during the three year performance period for each grant.

Restricted Trust Unit Awards

On October 13, 2005, the directors of EnerMark approved a grant of notional restricted Trust Units to four of the Named Executive Officers, being Messrs. Kerr, Waters, Tanner and Dundas. The dollar value of these awards (being $400,000 for Mr. Kerr, $250,000 for each of Mr. Waters and Mr. Dundas and $300,000 for Mr. Tanner) is included on the amounts reported in the column entitled "Units Subject to Resale Restrictions" in the Summary Compensation Table above. Based on a closing price per Trust Unit of $51.14 on the TSX on October 13, 2005, the awards resulted in 7,822 notional restricted Trust Units being granted to Mr. Kerr, 4,889 notional Trust Units being granted to Mr. Waters and Mr. Dundas, and 5,866 notional restricted Trust Units being granted to Mr. Tanner. As of December 31, 2005 and based on the closing price of the Trust Units on the TSX on such date and the accumulated cash distribution on the notional restricted Trust Units to such date, Mr. Kerr's 7,822 notional Trust Units had a value of $443,507; Mr. Waters' and Mr. Dundas' 4,889 notional Trust Units had a value of $277,206 and Mr. Tanner's 5,866 notional Trust Units had a value of $332,602. The notional Trust Units vest on December 31, 2007 and will be paid on or about that date through the delivery to the applicable Named Executive Officer of Trust Units purchased by Enerplus on the TSX prior to December 31, 2007. The monthly cash distributions that would have been paid on the notional Trust Units from the date of their grant will accumulate and be paid in cash together with the Trust Units at the time of vesting. The treatment of the notional restricted Trust Units upon a termination of a Named Executive Officer's employment is on the same terms and conditions described under "Executive Employment Agreements" below.

On February 23, 2006, the directors of EnerMark determined that a portion of the 2005 bonus to be paid to four of the Named Executive Officers, being Messrs. Kerr, Waters, Tanner and Dundas, would be paid in the form of notional restricted Trust Units as follows: Mr. Kerr $250,000; Mr. Waters $75,000; Mr. Tanner $125,000; and Mr. Dundas $100,000. The dollar value of these awards is included in the amount reported in the column entitled "Units Subject to Resale Restrictions" in the Summary Compensation Table above. Based on a TSX closing price per Trust Unit of $58.50 on February 23, 2006, the awards resulted in 4,274 notional restricted Trust Units being granted to Mr. Kerr, 1,282 notional Trust Units being granted to Mr. Waters, 2,137 notional restricted Trust Units being granted to Mr. Tanner, and 1,709 notional restricted Trust Units being granted to Mr. Dundas. These notional Trust Units vest on December 31, 2008 and will be paid on or about that date through the delivery to the applicable Named Executive Officer of Trust Units purchased by Enerplus on the TSX prior to December 31, 2008. The monthly cash distributions that would have been paid on the notional Trust Units from the date of their grant will accumulate and be paid in cash together with the Trust Units at the time of vesting. The treatment of the notional restricted Trust Units upon a termination of a Named Executive Officer's employment is on the same terms and conditions described under "Executive Employment Agreements" below.

Executive Employment Agreements

Enerplus entered into executive employment agreements with each of the Named Executive Officers (as well as other senior officers of EnerMark) effective April 23, 2003. The executive employment agreements have an indefinite term and provide for the salary and benefits to be paid to each Named Executive Officer, and also contain provisions that set out the payments to be made upon the termination of each executive's employment with Enerplus. If a Named Executive Officer terminates his or her employment with Enerplus within 90 days following a change of control of the Fund (as defined in the employment agreements) combined with the occurrence of certain events (including, among other things, a reduction in overall compensation, geographic relocation or reduction in responsibility, in each case without the consent of the executive), or is terminated without just cause, the executive will be entitled to certain payments, the amount of which are dependent on the executive's position, years of service with Enerplus and total compensation prior to termination. The President and Chief Executive Officer will be entitled to 24 to 30 months equivalent of his total compensation prior to such termination (depending on his years of service to Enerplus at the relevant time) and the remainder of the Named Executive Officers will be entitled to 18 to 24 months equivalent of his or her total compensation prior to such termination. In addition, the executive employment agreements clarify, together with the terms of the applicable plans, that all Incentive Rights under the Incentive Plan and payments under the Full Value Unit Plan (each as described above) will become immediately vested and payable to the Named Executive Officers in such circumstances.

Compensation and Human Resources Committee and Report on Executive Compensation

Composition of the Compensation and Human Resources Committee

The Board of Directors of EnerMark has a Compensation and Human Resources Committee (the "Compensation Committee" or the "Committee") which is responsible for establishing and overseeing the administration of Enerplus' executive compensation program. Since April 5, 2005 the Compensation and Human Resources Committee has consisted of Glen Roane, as Chairman, Robert Normand and Edwin Dodge, each of whom is an independent director of EnerMark. From January 1, 2005 until April 5 2005, Douglas Martin was also a member of the Committee and served as Chairman of the Committee.

Compensation Philosophy

The Committee, among other responsibilities, makes recommendations to the Board of Directors regarding the appropriate levels and structures of executive compensation to meet the following objectives:

•	to establish compensation practices for the executives that are competitive with industry peers;
•	to provide appropriate incentive rewards to executives on a basis consistent with and in the best interests of the Unitholders; and
•	to attract and retain executives in the organization for the benefit of the Unitholders.

The Committee has engaged the services of independent compensation consultants to assist in the design and assessment of the current executive compensation structure. In 2005, the Committee, with input from management and advice from independent compensation consultants, completed an extensive review of all components of the Fund's executive compensation practices. In total, the Committee met nine times between January 1, 2005 and February 21, 2006 to carry out its duties. The Committee considered comparative compensation data derived from peer groups of oil and gas companies and the comparisons were based on data provided by external compensation surveys provided by independent compensation consultants.

The compensation structure of the Fund consists of salary, benefits, short term incentive programs and long term incentive programs. With respect to salaries and benefits, the objective of the Fund's compensation philosophy is that aggregate executive salaries and benefits should be set at competitive levels, relative to individual skill sets, expertise and the Fund's peer group. Based on the Fund achieving top quartile performance of the annual objectives relative to the peer group, the Fund's total executive compensation will be targeted to levels approximating the top quartile of the peer group's total annual compensation. The Fund has adopted a strong commitment to a "pay for performance" philosophy throughout the organization and this approach will be reflected in appropriate differentiation in annual grants of short term incentives and long term incentives provided to individual members of the executive team. Further, the Fund considers carefully the mix between short term compensation and long term compensation granted to the executive with particular concern for the retention features of any long term incentives granted as well as the alignment of the interests of the executives to those of the Unitholders of the Fund. All components of executive compensation including base salary, benefits, short term incentives and long term incentives are reviewed by the Committee annually to ensure that the above-stated objectives of the plan are met.

The Fund's compensation structure includes a short term incentive plan, or annual bonus plan, which offers performance based incentives relative to the achievement of certain annual objectives. The plan is based on the premise of pay for performance, where performance is measured on a comparable basis to other industry peers. The short term incentives are paid annually and are based on an evaluation of the Fund's prior year performance. Comparisons are made to performance targets specific to corporate operational goals as well as to performance metrics relative to an oil and gas royalty trust peer group (the "Trust Peer Group"). The Trust Peer Group is comprised of the eight largest publicly traded oil and gas trusts, including the Fund, as measured by market capitalization assessed at the beginning of a particular measurement period. These metrics include relative return and total return as compared to the Trust Peer Group. The performance metrics are weighted and considered relative to the Fund's fundamental goal of value creation for its Unitholders. The Board of Directors has the discretion to adjust the final performance factors when considering other qualitative factors relative to building longer term value for the Fund's Unitholders.

Below is a summary of the performance metrics and the relative weighting of the metrics used to determine the annual short term incentive:

Performance Metric	Weighting
Total return	one-third
Performance relative to Trust Peer Group	one-third
Execution of strategic and operational goals
and long term value creation	one-third

The final component of the Fund's compensation program is long term incentives. The Fund's long term incentive plan consists of performance based notional unit grants through the Full Value Unit Plan (the "FVUP"), Incentive Rights granted under the Trust Unit Rights Incentive Plan (the "Incentive Plan"), and rights granted under the notional restricted Trust Unit awards (the "Restricted Unit Awards"), all of which are described in detail in previous sections where a description of the plans and the grants of all long term incentives to Named Executive Officers are disclosed. The Committee's objective is to provide grants of long term incentives to the executives at levels designed to be competitive with the comparative peer group, and to provide top quartile long term incentive compensation when top quartile corporate and personal results are achieved based on the President and Chief Executive Officer's ("CEO") and the Board's overall assessment.

The FVUP rewards are based on total return and relative performance over a three year period relative to the Trust Peer Group. This plan assists the Fund in aligning executive long term compensation with the Fund's overall long term performance and in retaining the executive. As an inducement for executives to increase their exposure to the Fund's Trust Units, thereby creating further alignment to Unitholders, the executive may choose to receive all or a portion of their FVUP payment in the form of Trust Units. An election by the executive to be paid in Trust Units will entitle the executive to receive an additional 0.25 times matching of Trust Units from the Fund, all of which must be held for a minimum period of one year or until termination of employment.

The Incentive Plan provides for annual grants of Incentive Rights to purchase Trust Units for executives and all eligible employees of the Fund. These Incentive Rights vest no earlier than one year following the grant date and over a period of three years, expiring at the end of the third year following the year in which the Incentive Right vests. This plan is described in more detail in the previous section, "Trust Unit Rights Incentive Plan", where a description of the plan and the grants, exercise price and expiration dates of Incentive Rights granted to Named Executive Officers are disclosed.

The Restricted Unit Awards have been awarded to four key individuals as an incentive for the purpose of retaining key skill sets to ensure the continued high performance of the Fund. These awards, made in 2005, were in the form of Trust Units to be paid no earlier than December 31, 2007 should the recipient continue to be an employee of the Fund. Additional Restricted Unit Awards were made in 2006 that vest over a three year period and formed part of the 2005 bonuses to four Named Executive Officers. For details on these awards, see "Restricted Trust Unit Awards" above.

To further enhance alignment with Unitholders of the Fund, the Fund has introduced a guideline for minimum ownership levels of Trust Units for the executive team. Over a three year period, following the initial vesting of the executives' FVUP, each executive will be required to hold Trust Units at a minimum level of 100% of salary for Vice Presidents, 200% of salary for Senior Vice Presidents and 300% of salary for the CEO.

Beginning October 2005, the Compensation and Human Resources Committee has engaged Mercer Human Resource Consulting to provide specific support to it in determining compensation for the Fund's employees and executives during the most recently completed fiscal year. This support to the Committee has consisted of (i) the provision of general market observations with respect to market trends and issues, (ii) the provision of benchmark market data, and (iii) attendance at one Committee meeting in 2005 and two Committee meetings in 2006 to review compensation policy and design for non-officer employees and bonuses for executives. The decisions made by the Compensation Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In discharging its mandate, the Compensation and Human Resources Committee also retained Towers Perrin to provide expertise and advice on matters pertaining to executive compensation. Towers Perrin provided market competitive information and reviewed compensation proposals prepared by management. This information was used by the Committee in connection with the oversight of executive compensation programs. Towers Perrin has not been retained to provide any other services.

Actions and Recommendations of the Compensation Committee in 2005

Salary

As a result of the 2005 compensation review, the Committee recommended, and in October 2005 the Board approved, increases to the base salaries of the executive team which on average resulted in a 12% increase in salary levels from 2004. The base salary of the CEO was determined to be low relative to market comparables and a more significant increase of 25% was provided. All salary increases were made effective July 1, 2005.

Benefits

Late in 2005, a company-wide review of the Fund's employee benefit plans was undertaken and as a result the Committee recommended, and in December 2005 the Board approved, modest improvements to the Fund's benefit plans for both employees and the executive team. The most significant change was an increase in the Fund's contributions to the Employee Savings Plan, which will result in a 4% increase in the cost of 2006 benefits for all employees including the executive team over the 2005 level.

Short Term Incentives (Annual Bonus Plan)

The Fund's annual performance rating for 2005 reflected a year of strong performance for Unitholders. For the third year in a row, the Fund ranked in the top quartile relative to the Trust Peer Group on a three-year average total return (being the relative return performance factor). Total return exceeded 38% in 2005 (49% for U.S. Unitholders as a result of the appreciation of the Canadian dollar) and relative performance for 2005 was fifth in the Trust Peer Group and second for the three year period. Performance in the operational metrics met or exceeded targets. Other non-quantitative measures were considered, including proactive initiatives undertaken by the Fund in 2005 to create long term value for the Fund.

For 2005, the Board determined that the overall performance of the Fund was stronger than 2004, and the final performance rating approved reflected this performance. This performance rating considered all of the quantitative and qualitative factors outlined above in arriving at its determination. This rating reflects the Fund's strong quantitative results relative to Trust Peer Group both based on a three year and a one year reference period. In addition, the rating reflects the Board's determination that the Fund achieved notable success in 2005 in a number of qualitative aspects including, but not limited to, the demonstration of the value of the Deer Creek oil sands strategy and the investment held by the Fund and its successful entry to the U.S. market through the acquisition of Lyco Energy Corporation.

Based upon the performance rating approved by the Board, the Compensation Committee recommended and the Board approved bonus payments to its entire executive team for 2005 totalling $2,882,000 compared to $2,285,000 for 2004. The individual bonus awards made to the Named Executive Officers and their relationship to bonus awards granted in the two preceding years are outlined in the Summary Compensation Table above. The Compensation Committee allocated bonus awards in the form of cash and Restricted Unit Awards. The Restricted Unit Awards to certain of the Named Executive Officers will result in additional retention value due to the three year vesting period and accumulated distributions which will provide a retention feature and further alignment with long term performance. In the view of the Compensation Committee and the Board, in aggregate the bonus awards made to the executive combined with their salaries result in levels of cash compensation that are competitive with respect to levels paid in the compensation comparator peer group and are consistent with the Fund's overall executive compensation philosophy.

Long Term Incentives

In 2005, the Compensation Committee, with input from management and from independent compensation consultants, undertook a review of the Fund's historic approach to granting long term incentives to its executive team. Factors that were examined included, but were not limited to, the appropriate quantum of grants, the degree to which grant programs were consistent with a pay for performance philosophy, the mix between Incentive Rights under the Incentive Plan and FVUP units which should be granted, the retention characteristics of the grants, as well as the degree to which long term incentive grants served to align the interests of the executives with those of the Fund's Unitholders.

As a result of this review the Compensation Committee recommended, and the Board approved, increased levels of FVUP grants to the executive team for 2005 totalling $2,932,830 compared to $1,101,840 for 2004. The number of Incentive Plan grants made to the executive team in 2005 were approximately in line with levels granted in 2004. It was the intention of the Fund that the value of all long term incentive grants as a percentage of total compensation of the executives be higher in 2005 and future years relative to the Fund's historical practices. The individual Incentive Plan and FVUP awards provided to each Named Executive Officer and their relationship to the same awards granted in the two preceding years are outlined in the Summary Compensation Table above. In addition, a new long term incentive instrument, the Restricted Unit Award, was created and awarded on a selective basis, with a view to increasing the competitiveness and retention characteristics of the compensation packages for certain key executives. In the view of the Compensation Committee and the Board the long term incentive awards made to the executives were appropriate relative to comparable awards paid in the compensation comparator peer group and are consistent with the Fund's overall executive compensation philosophy.

The Board of Directors conducts an annual performance review of the CEO including an assessment and consideration of leadership qualities, execution and results relative to the strategic plan agreed to with the Board of Directors. Based on a combination of the CEO assessment and given the strength of performance and the efforts of the executive, the board awarded an annual short-term incentive award totalling $500,000 to the CEO, representing 100% of his base salary, and a longer term incentive award in the form of notional Restricted Unit Awards (payable on December 31, 2008) with a dollar value of $250,000, representing a further 50% of base salary. Base salary was increased in 2005 to $500,000, based on an independent assessment of salary for CEOs in the compensation comparative peer group oil and gas companies. Grants to the CEO under the Incentive Plan, the FVUP and theRestricted Unit Awards in 2005 were appropriate relative to comparable awards paid in the CEO's peer group and are consistent with the value to the Fund contributed by the CEO in 2005. Further, each of these awards of long term incentives have significant retention value to the Fund and align the interests of the CEO to those of the Unitholders of the Fund.

Summary

In summary, a principal objective of the Compensation and Human Resources Committee is to administer an executive compensation plan that provides a competitive base salary together with short and long term performance based incentives that align with the performance of the Fund and that incent executives to act in the best interests of Unitholders. It is the view of the Committee and of the Board that the compensation granted to the Fund's executive team in 2005 was consistent with the desired objectives. The industry in which the Fund operates has highly competitive compensation practices and it is a significant challenge to attract and retain qualified senior executives. One of the competitive advantages of the Fund is that it possesses a highly skilled and effective senior management team, which has historically experienced very little unplanned turnover.

Submitted on behalf of the Compensation and Human Resources Committee:

"Glen D. Roane"
"Robert Normand"
"Edwin Dodge"

Compensation of Directors

The Board of Directors of EnerMark is currently composed of nine directors, eight of whom are "independent" within the meaning of National Instrument 58-101 adopted by the Canadian securities regulatory authorities, with the ninth director being Gordon J. Kerr, the President and Chief Executive Officer of EnerMark. Prior to April 2005, the directors of EnerMark received an annual retainer of $15,000 per annum, other than the Chairman of the Board of Directors who received an annual retainer of $55,000. Commencing in April 2005, the eight independent directors of EnerMark were paid an annual retainer of $35,000 per annum, other than the Chairman of the Board of Directors who was paid an annual retainer of $175,000, of which 68% was paid in cash and 32% was paid in Trust Units of the Fund. In addition, those directors acting as chairman of a committee receive an additional $10,000 per annum ($8,000 per annum prior to April 2005) except for the chairman of the Audit & Risk Management Committee who shall receive $20,000 per annum. All the independent directors receive $1,500 ($1,000 prior to April 2005) for each meeting of the Board of Directors or any committee which they attended except for the Chairman of the Board of Directors who only receives such meeting fees for Board of Director meetings attended. All of the above amounts were prorated for the applicable periods in 2005. Directors are also reimbursed for travel expenses related to their attendance at meetings. In 2005, Enerplus paid a total of $346,750 to its directors for their annual retainers and a total of $196,000 to its directors for their attendance at meetings.

In order to further align the directors' interests with those of Unitholders, directors are required to have personal holdings of at least 3,000 Trust Units by 2008 or within three years of their appointment. In order to facilitate this objective, Enerplus has implemented a Director Unit Plan whereby, on an annual basis, Enerplus will purchase Trust Units on the TSX for payment to the directors. On January 2, 2005, Messrs. Dodge, Martin, Normand, Roane, West, Wheeler and Zorich each received 1,000 Trust Units of the Fund, at a price of $42.30 per Trust Unit (although in some cases the director elected to receive a lower number of Trust Units, reflecting the net amount paid after withholding tax). Notwithstanding his appointment as an EnerMark director in September 2005, Mr. Seth (together with the other independent directors) received 1,000 Trust Units of the Fund at a price of $56.45 per Trust Unit in 2006.

EnerMark's independent directors did not receive any grants of Incentive Rights under the Fund's Trust Unit Rights Incentive Plan in 2005, and have not since June 6, 2003. The following table sets out for the independent directors of EnerMark (i) the value of all Incentive Rights exercised during the financial year ended December 31, 2005, calculated as the difference between the closing price of the Trust Units on the TSX on the date of exercise and the exercise price of the Incentive Rights at the time of exercise, and (ii) the number and value of unexercised Incentive Rights as at December 31, 2005 calculated as the difference between the $55.86 closing price of the Trust Units on the TSX on December 31, 2005 and the exercise price of the Incentive Rights at December 31, 2005 (assuming the holder of the Incentive Rights has elected to utilize the reduced exercise price).

Aggregated Trust Unit Incentive Rights Exercised
During the Most Recently Completed Financial Year
and Financial Year-End Value of Incentive Rights

Name	Trust Units Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Incentive Rights at Year-End (#) (Exercisable/Unexercisable)	Value of Unexercised in-the-Money Incentive Rights at Year-End ($) (Exercisable/Unexercisable)
Edwin Dodge	N/A	N/A	N/A	N/A
Douglas R. Martin	3,317	$74,165	1,650 / N/A	$55,490 / N/A
Robert Normand	4,967	$121,997	N/A	N/A
Glen D. Roane	N/A	N/A	N/A	N/A
W.C. (Mike) Seth	N/A	N/A	N/A	N/A
Donald T. West	N/A	N/A	8,333 / 1,667	$218,408 / $43,692
Harry B. Wheeler	10,000	$220,100	5,000 / N/A	$168,150 / N/A
Robert L. Zorich(1)	N/A	N/A	N/A	N/A

Note:
(1)
Mr. Zorich, as a U.S. resident, is entitled to receive cash-based compensation which mirrors what he otherwise would have received as a grant of Incentive Rights under the Fund's Trust Unit Rights Incentive Plan on June 6, 2003. In 2005, Mr. Zorich received $54,595 in cash, which is equivalent to the in-the-money amount he would have been eligible to receive on the exercise of 3,333 Incentive Rights. At December 31, 2005, the value of future payments based on the December 31, 2005 closing price of the Trust Units was $43,692.

Performance Graph

The following graph illustrates changes from December 31, 2000 to December 31, 2005 in cumulative total return to the Enerplus unitholders, assuming an initial investment of $100 in Trust Units with all cash distributions reinvested, compared to the S&P/TSX Composite Index, the S&P/TSX Oil and Gas Exploration and Production Index and the S&P/TSX Capped Energy Trust Index, with all their respective dividends and distributions reinvested.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2005, the number of Trust Units (being the only current equity securities of the Fund) which are authorized for issuance with respect to compensation plans. For a description of the Fund's Trust Unit rights incentive plan, see "Executive Compensation - Trust Unit Rights Incentive Plan" and "Matters to be Acted Upon at the Meeting - Approval of Amendments to the Trust Unit Rights Incentive Plan" above.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	2,621,377	$42.80	3,255,590
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	2,621,377	$42.80	3,255,590

INDEBTEDNESS OF DIRECTORS AND OFFICERS

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark, or any associate of the foregoing, has been indebted to Enerplus at any time since January 1, 2005.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any material transaction with Enerplus since January 1, 2005 or in any proposed transaction that would materially affect Enerplus, except as otherwise disclosed in this Information Circular.

INTERESTS OF CERTAIN PERSONS AND
COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark or anyone who has held such offices since January 1, 2005, or any affiliate or associate of the foregoing, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting, except as otherwise disclosed in this Information Circular.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors and senior management of Enerplus consider good corporate governance to be central to the effective operation of the Fund. As part of the Fund's commitment to effective corporate governance, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, monitors changes in legal requirements and best practices.

During the past year, there have been several changes to the corporate governance and corporate governance disclosure requirements applicable to the Fund. Specifically, the Canadian Securities Administrators introduced, in final form, National Instrument 58-101 - Disclosure of Corporate Governance Practices (the "National Instrument") and National Policy 58-201 - Corporate Governance Guidelines (the "National Policy"), both of which came into force on June 30, 2005 and effectively replaced the Corporate Governance Guidelines of the Toronto Stock Exchange. In addition, the Fund is subject to certain of the corporate governance standards of the New York Stock Exchange (the "NYSE") and to certain provisions of the U.S. Sarbanes-Oxley Act of 2002. As a foreign private issuer whose Trust Units are listed on the NYSE, Enerplus is required, pursuant to Section 303A.11 of the NYSE Listed Company Manual, to compare its corporate governance practices to the NYSE's corporate governance listing standards. Enerplus has reviewed the NYSE listing standards and confirms that its corporate governance practices do not differ significantly from such standards. As a foreign private issuer listed on the NYSE, Enerplus is not obligated to and does not have an internal audit function.

Enerplus has devoted significant attention and resources to ensuring that the Fund's system of corporate governance meets or exceeds applicable legal and stock exchange requirements. Of particular note, the Board of Directors has adopted a Code of Business Conduct and Ethics (the "Code") applicable to all directors, officers, employees and consultants of Enerplus. A copy of the Code is available on the Fund's website at www.enerplus.com and on the Fund's SEDAR profile at www.sedar.com. With input from the relevant committees, the Board of Directors also revised the charters of the Audit and Risk Management Committee and the Compensation and Human Resources Committee.

Set out below is a description of certain corporate governance practices of the Fund, as required by the National Instrument. Unitholders are also directed to the Fund's Annual Report for the year ended December 31, 2005, which contains an additional overview of Enerplus' corporate governance procedures and a description of the composition, mandates and activities of the committees of the Board of Directors.

Board of Directors

The National Policy recommends that boards of directors of reporting issuers be composed of a majority of independent directors. Eight of the nine directors of EnerMark have been determined to be independent based on information provided by individual directors and the completion of a questionnaire by each director that was reviewed by the Corporate Governance and Nominating Committee, and as a result the Board of Directors is composed of a majority of independent directors. The eight independent directors are: Mr. Martin, the Chairman of the Board, and Messrs. Dodge, Normand, Roane, Seth, West, Wheeler and Zorich. One director, Mr. Kerr is the President and Chief Executive Officer of the Fund, and as such is not independent.

The Fund has taken steps to ensure that adequate structures and processes are in place to permit the Board of Directors to function independently of management. The independent directors hold in camera sessions without management present after every meeting.

The Fund and the Board of Directors recognize the significant commitment involved in being a member of the Board of Directors. Accordingly, the Corporate Governance and Nominating Committee is responsible for evaluating individual members' external commitments to determine whether continued membership on the Board of Directors is appropriate. Currently, the following directors of EnerMark serve on the boards of directors of other public companies as listed below.

Director	Public Company Board Membership
Douglas R. Martin	Rival Energy Ltd. Canoro Resources Ltd.
Robert L. Normand	Quebecor World Inc. Cambior Inc. Aurizon Mines Ltd. ING Canada Inc. Sportscene Group Inc.
Glen D. Roane	Destiny Resource Services Corp. Badger Daylighting Income Fund Valiant Energy Inc.
W.S. (Mike) Seth	Triton Energy Corp.
Donald T. West	Pulse Data Inc. Connaught Energy Limited
Harry B. Wheeler	Tenergy Ltd.
Robert L. Zorich	TODCO GFI Oil & Gas Corp.

Since January 1, 2005, the Board of Directors and its committees held the following number of meetings:

Board of Directors	12
Audit and Risk Management Committee	5
Compensation and Human Resources Committee	11
Corporate Governance and Nominating Committee	3
Environment, Health and Safety Committee	3
Reserves Committee	5

The attendance of the directors at such meetings was as follows:

Director	Board Meetings Attended	Committee Meetings Attended
Edwin V. Dodge	11 of 12	17 of 17
Gordon J. Kerr	12 of 12	N/A
Douglas R. Martin	12 of 12	N/A (ex-officio member)
Robert L. Normand	12 of 12	15 of 16
Glen D. Roane	12 of 12	17 of 17
W.C. (Mike) Seth	5 of 5	3 of 3
Donald T. West	12 of 12	6 of 7
Harry B. Wheeler	12 of 12	10 of 10
Robert L. Zorich	12 of 12	5 of 6

Board Mandate and Charter

The Board of Directors is responsible for the overall stewardship of the Fund and its subsidiaries. The Board discharges this responsibility directly and through delegation of specific responsibilities to committees of the Board, the Chairman of the Board and the officers of Enerplus, all as more particularly described in the Board Charter adopted by the Board of Directors.

As set out in the Board Charter, the Board of Directors has established five committees to assist with its responsibilities: the Audit and Risk Management Committee; the Compensation and Human Resources Committee; the Corporate Governance and Nominating Committee; the Reserves Committee; and the Environment, Health and Safety Committee. Each committee has a charter defining its responsibilities. The Board of Directors does not have an executive committee.

The Board Charter is attached as Schedule A.

Position Descriptions and Chairman's Role and Responsibilities

The Board of Directors has developed written position descriptions for the Chairman of the Board of Directors and for the Chair of each committee of the Board of Directors. The Board of Directors and Chief Executive Officer have also developed a written position description for the Chief Executive Officer.

The Chairman of the Board is responsible for the management, development and effective leadership of the Board in the governance of the Fund. The Chairman's primary role is to provide leadership to the Board and its committees, including to facilitate open discussions and expressions of competing views, to mediate any dissent within the Board and, where possible, achieve consensus among the directors. The Chairman is also responsible for, among other things, fostering ethical and independent decision making, providing a link between the Board and management and acting in an advisory capacity to the President and Chief Executive Officer in all matters concerning the interests and management of Enerplus.

Orientation and Continuing Education

Responsibility for reviewing and monitoring the orientation programs for new directors is assigned to the Corporate Governance and Nominating Committee. In this regard, the Corporate Governance and Nominating Committee ensures each new director receives an orientation, supplemented with adequate orientation materials. Various members of Enerplus' executive management review with each new member certain information and materials regarding the Fund and its subsidiaries, including the role of the Board of Directors and its committees, and the legal obligations of a director of EnerMark.

The Corporate Governance and Nominating Committee, in conjunction with the Chairman of the Board, is responsible for arranging continuing education for directors in order to ensure that directors maintain the skill and knowledge necessary to meet their obligations as directors. Directors are encouraged to participate in continuing education programs of their choosing so that they may increase their knowledge and skills as directors.

Ethical Business Conduct

The Board of Directors has adopted a written Code of Business Conduct and Ethics (the "Code") applicable to all directors, officers, employees and consultants of Enerplus. The Code sets out in detail the core values and the principles by which the Fund is governed and addresses topics such as: honest and ethical conduct and conflicts of interest; compliance with applicable laws and company policies and procedures; public disclosure and books and records; use of corporate assets and opportunities; confidentiality of corporate information; reporting responsibilities and procedures; and non-retaliation.

The Code is available on the Fund's website at www.enerplus.com and has been filed on the Fund's SEDAR profile at www.sedar.com. No waivers were granted from any provision of the Code since January 1, 2005 in respect of any director or executive officer of Enerplus, and no material change report has been filed by the Fund since January 1, 2005 pertaining to the conduct of any director or executive officer of Enerplus that constitutes a departure from the Code.

The Board of Directors and the Audit and Risk Management Committee have established a Whistleblower Policy to encourage employees, officers and directors to raise concerns regarding matters covered by the Code (including accounting, internal controls or auditing matters). Pursuant to the Whistleblower Policy, anyone may contact the Chairman of the Audit and Risk Management Committee, the President and Chief Executive Officer, the Vice President, General Counsel or the human resources department and report a contravention of the Code on a confidential basis free from discrimination, retaliation or harassment. A copy of the Whistleblower Policy is available on the Fund's website at www.enerplus.com.

In addition, in order to ensure independent judgment in considering transactions and agreements in which a director or officer of Enerplus has a material interest, all related party transactions and any payments arising from such transactions are approved by the independent directors. No such transactions or payments occurred in the past year.

Nomination of Directors by Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of Mr. Zorich (as Chairman) and Messrs. Dodge and Seth, all of whom are independent. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying and evaluating director candidates to the Board of Directors and recommending nominees for the Board of Directors. This committee maintains an evergreen list of possible Board nominees which it refers to when looking to fill a vacancy on the Board. In addition, this Committee is responsible for:

•	assessing and making recommendations to the Board as to the size, appropriate skills and characteristics required of Board members;
•	recommending nominees for election or re-election to the Board;
•	conducting an annual self evaluation process of the Board and each of the directors;
•	conducting an annual evaluation process to assess the effectiveness of the President and Chief Executive Officer;
•	reviewing and monitoring the orientation of new directors;
•	regularly reviewing Enerplus' corporate governance practices and recommending to the Board any changes that the Committee deems necessary or advisable; and
•	reviewing the Fund's annual disclosure of corporate governance practices.

Determination of Compensation by Compensation and Human Resources Committee

The Compensation and Human Resources Committee is comprised of Messrs. Roane (as Chairman), Dodge and Normand, all of whom are independent. The Compensation and Human Resources Committee is responsible for, among other things, assisting the Board in fulfilling its duties regarding human resources, compensation matters and succession planning reviewing, including recommending the form and adequacy of compensation arrangements for Enerplus' directors and executive officers, having regard to associated risks and responsibilities. This committee's responsibilities also include:

•	assessing the performance of the Chief Executive Officer and senior management, with reference to corporate objectives;
•	recommending executive compensation policies, programs and awards to the Board;
•
reviewing and approving the granting of Trust Unit Incentive Rights to officers and employees under the Trust Unit Rights Incentive Plan, entitlements under the Full Value Unit Plan and the grant of notional restricted Trust Units;

•	reviewing overall compensation programs to ensure competitiveness and employee retention; and
•	reviewing long-term succession plans for senior executive positions.

The Compensation and Human Resources Committee obtains executive compensation data from third party providers of compensation data in the oil and gas sector. During the year, Mercer Human Resource Consulting and Towers Perrin were retained by the Committee to provide advice regarding the compensation of Enerplus' directors and executive officers to ensure market competitive salaries.

Further information regarding the activities and recommendations of the Compensation and Human Resources Committee is provided under "Executive Compensation - Compensation and Human Resources Committee and Report on Executive Compensation".

Audit and Risk Management Committee

The Audit and Risk Management Committee is comprised of Messrs. Normand (as Chairman), Roane and Wheeler, all of whom are independent and financially literate for purposes of Multilateral Instrument 52-110 - Audit Committees, as well as pursuant to the Listing Standards of NYSE and U.S. federal securities legislation. The specific responsibilities, power and operation of the Audit and Risk Management Committee are set out in the Audit and Risk Management Committee Charter, a copy of which is on the Fund's website at www.enerplus.com, and is also included in the Fund's annual information form for the year ended December 31, 2005 which ahs been filed on SEDAR at www.sedar.com. This committee is primarily responsible for the quality of the Fund's financial reporting and its responsibilities include:

•
reviewing, with management and the external auditors, the integrity of the Fund's interim and annual financial statements as well as management's discussion and analysis of financial condition and results of operations to be recommended for approval by the Board;

•
ensuring the Chief Executive Officer and the Chief Financial Officer certify the accuracy of the information set forth in the consolidated annual financial statements, the unaudited interim financial statements and related disclosure materials;

•
reviewing with the external auditors the use by management of Canadian generally accepted accounting principles, their consistent application, their appropriateness and their reconciliation with U.S. generally accepted accounting principles;

•	determining whether any restrictions affect the ability of the external auditor in reporting on the Fund's financial condition and operations;
•	engaging the Fund's external auditors and assessing their performance annually;
•	reviewing and approving the annual audit plan and fees;
•	reviewing and pre-approving non-audit services;
•	reviewing financial reporting systems and monitoring management's initiatives with regard to internal controls;
•	reviewing Enerplus' Management Disclosure and Oversight Committee's report to ensure compliance with U.S. and Canadian disclosure requirements;
•	reviewing the processes by which management identifies, measures and manages the various financial risks of the business and the proper disclosure respecting same;
•	reviewing the hedging and derivatives transactions entered into by management to ensure compliance with Enerplus' policy; and
•	holding regular meetings independent of management with the external auditors.

Environment, Health and Safety Committee

The Environment, Health and Safety Committee is currently comprised of Messrs. West (as Chairman), Dodge and Zorich, all of whom are independent. The principal function of the Environment, Health and Safety Committee is to assist the Board in carrying its responsibilities with respect to the development and implementation of an effective environmental management system and to ensure that Enerplus' activities are conducted in an environmentally responsible manner, in addition to the following matters:

•	reviewing Enerplus' environment, health and safety ("EH&S") programs and policies;
•	reviewing management's performance related to EH&S matters;
•	reviewing significant external and internal EH&S reports on risk assessments, ongoing investigations and audits performed;
•	reviewing the status of significant remediation projects, developments and the environmental provisions;
•	ensuring that long range preventive programs are in place to limit future risks;
•	participating in annual visits to one of Enerplus' operating facilities;
•	receiving an annual compliance certificate from the Chief Operating Officer; and
•	generally ensuring the integrity of Enerplus' EH&S programs and policies.

Reserves Committee

The Reserves Committee is currently comprised of Messrs. Wheeler (as Chairman), Seth and West. The principal function of the Committee is to assist the Board in carrying out its responsibilities with respect to annual and interim reviews of Enerplus' oil and natural gas reserves. This committee's responsibilities also include:

•	assessing the work of the independent reserves evaluators annually;
•	recommending to the Board the engagement of the independent reserves evaluator;
•	reviewing Enerplus' procedures relating to the disclosure of information with respect to our reserves;
•	reviewing the scope of the annual review of the reserves by the independent reserves evaluator, including findings and any disagreements with management;
•	meeting independent of management with the reserves evaluator;
•	determining whether any restrictions affect the ability of the reserves evaluator in reporting on Enerplus' reserves data;
•	receiving, annually, a signed reserves evaluator's report and a certificate of compliance and due diligence from management; and
•	approving the year-end reserves evaluation.

Assessments

The Corporate Governance and Nominating Committee is responsible for assessing the effectiveness of the Board as a whole and the committees of the Board. Each director is required to complete, on an annual basis, a written evaluation with respect to: (i) the performance of the Board of Directors; (ii) the performance of committees; and (iii) the contributions of other directors to the Board of Directors and its committees. The Corporate Governance and Nominating Committee reviews the evaluations with the Chairman. The results of the evaluations are summarized and presented to the full Board of Directors. In addition, the Chairman, as appropriate, may review with a director that director's peer evaluation findings.

ADDITIONAL INFORMATION

Enerplus regularly files quarterly and annual financial statements, as well as material change reports, management's discussion and analysis ("MD&A") and other important information with the securities commissions or similar authorities in each of the provinces of Canada. Financial information of the Fund is contained in the audited and consolidated comparative financial statements and MD&A of the Fund for the year ended December 31, 2005, which are included in the 2005 Annual Report of the Fund provided to unitholders who have requested such materials with this Information Circular. Copies of such documents are available on the internet on Enerplus' SEDAR profile at www.sedar.com or may be obtained on request and without charge from the Corporate Secretary of EnerMark, 3000 The Dome Tower, 333-7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Telephone (403) 298-2200.

OTHER MATTERS

As of the date of this Information Circular, none of the directors or executive officers of EnerMark knows of any amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other matter properly comes before the Meeting, however, the accompanying proxies will be voted on such matter in accordance with the best judgment of the person or persons voting the proxies.

NOTICE TO BENEFICIAL UNITHOLDERS

These securityholder materials are being sent to both registered and non-registered owners of the Trust Units. If you are a non-registered owner, and the Fund or its agent has sent these materials directly to you, your name and address and information about your holdings of Trust Units, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Fund (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

DIRECTORS' APPROVAL

The contents and sending of this Information Circular have been approved by the directors of EnerMark.

"David A. McCoy"

David A. McCoy
Vice President, General Counsel & Corporate Secretary
EnerMark Inc.

SCHEDULE "A"

MANDATE OF THE BOARD OF DIRECTOR OF ENERMARK INC.

The primary responsibility of the Board of directors is to supervise the management of EnerMark Inc. (the "Corporation") to ensure the long term success of the Corporation and Enerplus Resources Fund (the "Fund") and to maximize unitholder value. Any responsibility which has not been delegated to management remains with the Board of directors of the Corporation (the "Board").

COMPOSITION

The Board shall be composed of a minimum of seven directors and a maximum of eleven directors. Except as set out in the By-Laws of the Corporation and the Trust Indenture of the Fund, Board members will be elected at the annual meeting of the unitholders and will serve until their successors are duly appointed. A majority of the directors will be independent. All members of the Board shall have the skills and abilities required to carry out their duties and responsibilities in the most effective manner. The Board shall endeavour to always have the right mix of experience and competencies to discharge its responsibilities.

MEETINGS

The Board shall meet at least five times yearly, and as deemed necessary in order to carry its duties effectively. The Board shall also retain independent advice, if necessary.

DUTIES AND RESPONSIBILITIES

The Board is charged with the overall stewardship of the Fund and manages or supervises the business of the Fund and its management. The Board's responsibilities include:

1.    Management Selection, Retention and Succession

•	Select, appoint and if necessary terminate the CEO
•	Approve the list of directors standing for election, as recommended by the Corporate Governance and Nominating Committee
•	Review its charter annually and recommend changes to the Board when necessary
•	Annually appoint directors to the following committees:
-	the Audit and Risk Management Committee
-	the Corporate Governance and Nominating Committee
-	the Compensation and Human Resources Committee
-	the Reserves Committee
-	the Environment, Health and Safety Committee
and delegate to such committees specific responsibilities, pursuant to their respective mandate, as approved by the Board
•
At the Board's discretion, appoint any other Board committees that the Board decides are needed and delegate to such committees specific responsibilities, pursuant to their respective mandate, as approved by the Board

•	Approve compensation and compensation programs for senior management, as recommended by the Compensation and Human Resources Committee
•	Assess the CEO against corporate objectives approved by the Board
•	Assess, annually, the effectiveness and the performance of the Board, committees and directors in fulfilling their responsibilities
•	Approve director's compensation, as recommended by the Compensation and Human Resources Committee

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2.    Strategy

•	Review and approve the corporate objectives developed by the CEO
•	Review, adopt and monitor the Fund's strategic planning process
•	Monitor the Corporation's performance in light of the approved strategic planning process
•	Adopt, annually, a strategic planning process to maximize unitholder value

3.    Corporate Ethics and Integrity

•	Review and monitor the Corporation's Code of Business Conduct and disclose any waivers of the code for officers and directors
•	Review and respond to potential conflict of interest situations
•	Ensure policies and processes are in place for the identification of principal business risks and review and approve risk management strategies
•	Approve corporate policies and other corporate protocols and controls
•	Approve the Fund's policy on public disclosure
•	Review, annually, its mandate and amend as deemed necessary

4.    Financial Responsibilities

•	Approve the annual audited financial statements of the Fund as recommended by the Audit and Risk Management Committee
•	Approve the quarterly interim financial statements of the Fund, as recommended by the Audit and Risk Management Committee
•	Recommend to the unitholders the appointment of the Fund's external auditors, as recommended by the Audit and Risk Management Committee
•	Review and approve the Fund's operating budget
•	Review, as deemed necessary, approval authorities to the CEO and senior management
•	Approve financial commitments in excess of delegated approval authorities
•	Review and approve any material acquisitions, divestments and corporate reorganizations
•	Assess and approve any material securities offerings, financing or banking arrangements

TIMETABLE

The Board's work schedule will be as attached but may be amended, from time to time, by the Chairman of the Board.

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Enerplus Resources Fund
The Dome Tower
3000, 333 - 7th Avenue S.W.
Calgary, Alberta, Canada
T2P 2Z1

Telephone: (403) 298-2200
Toll Free Telephone: 1-800-319-6462
Fax: (403) 298-2211
www.enerplus.com